Exhibit 8.1
List of Subsidiaries of Telefonica Brasil S.A.

Subsidiaries	2012
Vivo S.A (1)	100%
Telefônica Data S.A.	100%
A.Telecom S.A.	100%
Telefônica Sistema de Televisão S.A.	100%
Ajato Telecomunicações Ltda.	100%
GTR Participações e Empreend. S.A. (2)	100%
TVA Sul Paraná S.A. (2)	100%
Lemontree Participações S.A. (2)	100%
Comercial Cabo TV São Paulo S.A. (2)	100%
Aliança Atlântica Holding B.V.(3)	50%
Companhia AIX de Participações (3)	50%
Companhia ACT de Participações (3)	50%

(1) fully consolidated as of April 2011. (2) fully consolidated as of January 2011. (3) jointly controlled